CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our audit report dated April 2, 2004, accompanying the financial statements of American Water Star, Inc. for the period ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Form SB-2 Registration Statement of American Water Star, Inc.

We also consent to the reference to us under the caption "Expert" in the prospectus.

Signed,

/s/ Kelly & Company

Kelly & Company

Costa Mesa, California

December 9, 2004